Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Optimization Securities with Contingent Return linked to the Russell 2000® Index due May 31, 2012	$13,523,240	$964.21
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated October 6, 2010)

UBS AG $13,523,240 Optimization Securities with Contingent Return

Linked to the Russell 2000® Index due May 31, 2012

Investment Description

UBS AG Optimization Securities with Contingent Return (the “Securities”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the Russell 2000® Index (the “Index”). The amount you receive at maturity is based on the return of the Index and on whether the closing level of the Index is below the trigger level on the final valuation date. If the index ending level is equal to or greater than the trigger level, at maturity, you will receive a return on your investment equal to the greater of the 8% contingent return and the index return up to a predetermined maximum gain of 22.52%. If the index ending level is below the trigger level, your Securities will be fully exposed to the decline in the level of the Index, and you will lose some or all of your investment. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent return feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent principal protection provided by the contingent return feature, is subject to the creditworthiness of UBS.

Features
☐	Tactical Investment Opportunity: At maturity, the Securities provide a minimum return of 8% as long as the level of the Index has not declined by more than 25% (as measured from the trade date to the final valuation date) and a maximum return of 22.52%. In moderately bearish to moderately bullish market environments, this strategy may provide the opportunity to outperform direct investments in the Index or the stocks included in the index.
☐	Contingent Protection Feature: The contingent return feature also provides contingent protection at maturity. If you hold the Securities to maturity and the index ending level is greater than or equal to the trigger level, you will receive at least 100% of your principal, plus the contingent return, subject to the creditworthiness of the Issuer. If the index ending level is below the trigger level, your investment will be fully exposed to any negative index return.

Key Dates

Trade Date	November 24, 2010
Settlement Date	November 30, 2010
Final Valuation Date*	May 24, 2012
Maturity Date*	May 31, 2012
*	Subject to postponement in the event of a market disruption event as described in the Optimization Securities with Contingent Return product supplement.
Security Offering

We are offering Optimization Securities with Contingent Return linked to the Russell 2000® Index. The return on the Securities is subject to, and will not exceed, the predetermined maximum gain. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and multiples of $10.00 thereafter.

Index	Contingent Return	Maximum Gain	Maximum Payment at Maturity per Security	Index Starting Level	Trigger Level	CUSIP	ISIN
Russell 2000® Index	8%	22.52%	$ 12.25	736.53	552.40, which is 75% of the Index Starting Level	90267F238	US90267F2386

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Optimization Securities with Contingent Return product supplement (the “product supplement”), the accompanying prospectus and this pricing supplement. See “Key Risks” on page 7 and the more detailed “Risk Factors” beginning on page PS-12 of the product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$13,523,240	$270,464.80	$13,252,775.20

UBS Financial Services	UBS Investment Bank

Pricing Supplement dated November 24, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the product supplement and the index supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Optimization Securities with Contingent Return dated October 6, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000525/c198121_690547-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Optimization Securities with Contingent Return” or “Securities” refer to the Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization Securities with Contingent Return product supplement” or the “product supplement” mean the UBS product supplement, dated October 6, 2010, references to the ``index supplement” mean the UBS index supplement, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment whose return is linked to the performance of the Index.
♦	You are willing to expose your principal to the full downside performance of the Index if the index ending level is below the trigger level, and are therefore willing to lose some or all of your principal.
♦	You believe the Index will maintain its level or appreciate over the term of the Securities, but that any appreciation is unlikely to exceed the predetermined maximum gain of 22.52%.
♦	You are willing to forgo dividends paid on the stocks included in the Index.
♦	You are willing to invest in the Securities based on the contingent return of 8% and the predetermined maximum gain of 22.52% .
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 18 months.
♦	You are willing to accept that there may be no secondary market for the Securities.
♦	You are comfortable with the creditworthiness of UBS as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the performance of the Index.
♦	You seek an investment that is fully principal protected.
♦	You are not willing to make an investment in which you could lose 100% of your principal amount.
♦	You believe the Index will depreciate by more than 25% over the term of the Securities or you believe the Index will appreciate over the term of the Securities by more than the predetermined maximum gain of 22.52%.
♦	You prefer to receive the dividends paid on the stocks included in the Index.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 18 months.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	18 months
Index	The Securities are linked to the performance of the Russell 2000® Index (the “Index”)
Contingent Return	8%
Maximum Gain	22.52%
Payment at Maturity (per Security)(1)	If the index return is greater than the contingent return, you will receive a cash payment per Security, which will be calculated as follows:
$10 + ($10 × the lesser of:
(a) Index Return and (b) Maximum Gain)
If the index return is equal to or less than the contingent return and the index ending level is equal to or greater than the trigger level, you will receive a cash payment per Security, which will be calculated as follows:
$10 + ($10 × Contingent Return)
If the index ending level is less than the trigger level, you will lose 1% of your principal amount (or a fraction thereof) for each percentage point (or a fraction thereof) that the index return is below 0%.
If the index ending level is below the trigger level, the contingent return feature is lost, and your principal is fully exposed to any decline in the Index. As a result, you may lose some or all of your principal amount at maturity.
Index Return	Index Ending Level - Index Starting Level Index Starting Level
Index Starting Level	736.53, which is the closing level of the Index on the trade date, as determined by the calculation agent.
Index Ending Level	The closing level of the Index on the final valuation date, as determined by the calculation agent.
Trigger Level	552.40, which is equal to 75% of the index starting level.

Determining Payment at Maturity

If the index ending level is less than the trigger level, you will lose 1% (or a fraction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the index return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × Index Return]

As such, you could lose up to 100% of your principal depending on how much the Index declines.

(1)	Any payment to be made on the Securities, including any contingent principal protection provided by the contingent return feature, depends on the ability of UBS to satisfy its obligations as they come due. In the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

Hypothetical Examples of How the Securities Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities assuming the following:

Term:	18 months
Principal Amount:	$10 per Security
Index Starting Level:	736.53
Trigger Level:	552.40 (75% of the index starting level)
Contingent Return:	8%
Maximum Gain:	22.52%

Example 1: The Index increases from an index starting level of 736.53 to an index ending level of 1178.45.

Because the index return of 60% is greater than the contingent return of 8%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the lesser of (a) the index return and (b) the maximum gain.

Because the index return of 60% is greater than the maximum gain of 22.52%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × maximum gain) = $10 + ($10 × 22.52%) = $12.25

Investor would receive $12.25 at maturity for each Security for a total return on the Securities equal to the maximum gain of 22.52%.

Example 2: The Index increases from an index starting level of 736.53 to an index ending level of 824.91.

Because the index return of 12% is greater than the contingent return of 8%, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the lesser of (a) the index return and (b) the maximum gain.

Because the index return of 12% is less than the maximum gain of 22.52%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × 12%) = $11.20

Investor would receive $11.20 at maturity for each Security for a total return on the Securities equal to the index return of 12%.

Example 3: The Index neither increases nor decreases from an index starting level of 736.53 to an index ending level of 736.53.

Because the index return of 0% is less than the contingent return of 8%, but the index ending level is greater than the trigger level of 552.40, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent return.

At maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 8%) = $10.80

Investor would receive $10.80 at maturity for each Security for a total return on the Securities equal to the contingent return of 8%.

Example 4: The Index decreases from an index starting level of 736.53 to an index ending level of 626.05.

Because the index return of -15% is less than the contingent return of 8%, but the index ending level is greater than the trigger level of 552.40, the investor would receive at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent return.

At maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 8%) = $10.80

Investor would receive $10.80 at maturity for each Security for a total return on the Securities equal to the contingent return of 8%.

Example 5: The Index decreases from an index starting level of 736.53 to an index ending level of 515.51.

Because the index ending level of 515.51 is less than the trigger level of 552.40, the contingent return feature is lost and the investor would lose 1% of the principal amount (or a fraction thereof) for each percentage point (or a fraction thereof) that the index return is below 0%.

Because the index return is -30%, at maturity, the investor will receive a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × -30%) = $7.00

Investor would receive $7.00 at maturity for each Security, for a loss on the Securities equal to -30% (the index return).

If the index ending level is less than the trigger level, the contingent return feature is lost and your principal is fully exposed to any decline in the Index. As a result, you may lose some or all of your principal at maturity.

Hypothetical Return Table of the Securities at Maturity

The hypothetical return table below is based on the following assumptions:

Term:	18 months
Principal Amount:	$10 per Security
Index Starting Level:	736.53
Trigger Level:	552.40 (75% of the index starting level)
Contingent Return:	8%
Maximum Gain:	22.52%
Range of Index Performance:	100% to -100%

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity
1473.06	100%	$12.25	22.52%
1399.41	90%	$12.25	22.52%
1325.75	80%	$12.25	22.52%
1252.10	70%	$12.25	22.52%
1178.45	60%	$12.25	22.52%
1104.80	50%	$12.25	22.52%
1031.14	40%	$12.25	22.52%
957.49	30%	$12.25	22.52%
902.40	22.52%	$12.25	22.52%
883.84	20%	$12.00	20.00%
847.01	15%	$11.50	15.00%
810.18	10%	$11.00	10.00%
795.45	8%	$10.80	8.00%
773.36	5%	$10.80	8.00%
736.53	0%	$10.80	8.00%
699.70	-5%	$10.80	8.00%
662.88	-10%	$10.80	8.00%
626.05	-15%	$10.80	8.00%
589.22	-20%	$10.80	8.00%
552.40	-25%	$10.80	8.00%
515.57	-30%	$7.00	-30.00%
441.92	-40%	$6.00	-40.00%
368.27	-50%	$5.00	-50.00%
294.61	-60%	$4.00	-60.00%
220.96	-70%	$3.00	-70.00%
147.31	-80%	$2.00	-80.00%
73.65	-90%	$1.00	-90.00%
0.00	-100%	$0.00	-100.00%
*	The index return excludes any cash dividend payments in respect of the index constituent stocks.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. We will not pay you 100% of your principal amount at maturity if the index ending level is below the trigger level. In that case, we will deliver to you at maturity an amount in cash equal to your principal amount reduced by the index return. This amount will be less than 100% of the principal amount of your Securities and you will be exposed to the full downside risk of the Index. Accordingly, you may lose some or all of your principal if the index ending level is below the trigger level.
♦	Your growth potential is limited — The Securities do not offer full participation in any positive appreciation of the Index. The Securities allow for participation in any positive index return that exceeds the contingent return only up to the predetermined maximum gain of 22.52%. In no event will the return on your Securities be greater than the maximum gain. Since the maximum payment amount on the Securities is capped, you will not benefit from a positive index return in excess of an amount equal to the predetermined maximum gain.
♦	Credit of UBS — The Securities are unsubordinated and unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent principal protection provided by the contingent return feature, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.
♦	Contingent return and maximum potential return only at maturity — The contingent return feature, including the contingent protection it provides, and the potential maximum return from UBS are only available if you hold your Securities to maturity.
♦	Market risk — The return on the Securities is directly linked to the performance of the Index and indirectly linked to the value of the stocks comprising the index (the “index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive. The levels of the Index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal if the index return is negative and the index ending level is below the trigger level.
♦	The Securities do not pay interest — There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you receive on the Securities, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Securities may not compensate you for the full opportunity cost to you of investing in the Securities when you consider factors that affect the time value of money.
♦	The Index reflects price return, not total return — The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.
♦	Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities may not reflect the return you would realize if you actually owned the index constituent stocks comprising the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.
♦	Changes affecting the Index — The policies of the Frank Russell Company, sponsor of the Index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor is not involved in the offering of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the

Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and as a result, you may suffer a substantial loss.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on any index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS. The market price of the Securities prior to maturity may not directly correspond with the performance of the Index.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market, if one develops, is likely to be lower than the issue price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Index or any index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index, may adversely affect the level of the Index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the index constituent stocks or trading activities related to the Index, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the Issuer, will determine the index return and payment at maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the index return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 9.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-30 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-29 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Russell 2000® Index

We have derived all information regarding the Russell 2000 Index (“the Russell 2000 Index”) contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Index, based on daily closing levels, as reported by Bloomberg. The closing level of the Index on November 24, 2010 was 736.53. Past performance of the Index is not indicative of the future performance of the Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	765.14	684.05	765.14
4/3/2006	6/30/2006	781.83	672.72	724.67
7/3/2006	9/29/2006	734.48	671.94	725.59
10/2/2006	12/29/2006	797.73	718.35	787.66
1/3/2007	3/30/2007	829.44	760.06	800.71
4/2/2007	6/29/2007	855.09	803.22	833.70
7/2/2007	9/28/2007	855.77	751.54	805.45
10/1/2007	12/31/2007	845.72	735.07	766.03
1/2/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/2/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/4/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010*	11/24/2010*	736.77	669.45	736.53
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 24, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the Index from January 29, 1999 through November 24, 2010, based on information from Bloomberg. The dotted line represents the trigger level of 552.40, which is equal to 75% of the closing level on November 24, 2010. Past performance of the Index is not indicative of the future performance of the Index.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a ``conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, this offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.